EXHIBIT 99

+

For Immediate Release

Company Contact:	Investor Relations Contact:

Dino Eliopoulos, Precis, Inc.	Michael Lucarelli, Cameron Associates
Chief Financial Officer	Vice President
Telephone: 972-343-6501	Telephone: 212-245-8800 x225
Email: dino@precis-pcis.com	Email: Michaell@cameronassoc.com

Precis, Inc. Announces Second Quarter 2003 Results, Cash Flows Up in Excess of 100% for the First Half of the Year, Revenues Up 7% for the First Half of the Year and 3% for the Quarter

GRAND PRAIRIE, TX, July 23, 2003 – Precis, Inc. (NASDAQ: PCIS) a leader in healthcare services and membership based programs, announced today financial results for the second quarter of 2003.

Revenue for the second quarter of 2003 was $11.0 million, an increase of $0.3 million or 3% compared to $10.7 million during the comparable 2002 period. Revenue for the first half of 2003 was $21.7 million, an increase of $1.4 million or 7% compared to $20.3 million during the comparable 2002 period.  Net earnings for the second quarter of 2003 were $1.3 million and $0.11 per fully diluted share compared to $1.4 million and $0.12 per fully diluted share for the comparable quarter in 2002. Net earnings for the first half of 2003 were $2.5 million and $0.21 per fully diluted share compared to $2.6 million and $0.22 per fully diluted share in the comparable period in 2002. Net earnings in the second quarter, as well as the first half of 2003 were impacted by the costs associated with the increase in the number of employees dedicated to customer service, increased depreciation expense as a result of the capital leases acquired in the third quarter of 2002 to support the growth in our operations, and the additional salaries associated with the Company’s recently recruited in-house sales team.  This sales team serves to complement our network-marketing group and to focus on the larger business sales opportunities.

The Company’s revenue of $11.0 million in the second quarter of 2003, and for each of the quarters in 2002 as presented in the Company’s Form 10-KSB for the years ended December 31, 2002, 2001 and 2000 was reduced by approximately $0.4 million each quarter in order to conform with the financial statement presentation adopted in the Company’s audited financial statements for the years ended December 31, 2002, 2001 and 2000.  This change in financial statement presentation was adopted in 2002 and related to the reclassification of certain non-core business revenue on a net rather than a gross basis.  This reclassification did not impact the Company’s operating income and net earnings.

Judith Henkels, Chairman, CEO, and President commented on the results, “In the second quarter and for the first half of 2003, Precis showed modest revenue growth while continuing to build out our corporate infrastructure, including marketing personnel and the addition of product offerings. Precis is proud of our recent partnering with the State of Louisiana to offer a novel healthcare solution to the public sector, which continues to face ever-growing healthcare costs while dealing with budget shortfalls.”

Ms. Henkels commented further, “Although our overall growth rate slowed in the first half of the year from historic levels, we are proud that we achieved top line improvements during this period of overall economic weakness. We expect to face certain challenges during the second half of the year, although no assurance can be provided, we believe continued growth will be provided in the second half of 2003.”

-more-

As of June 30, 2003, cash and cash equivalents were $8.9 million as compared to $5.6 million as of December 31, 2002.  As of June 30, 2003, the Company’s working capital was $7.1 million as compared to $4.9 million as of December 31, 2002.  The increase in working capital since December 31, 2002 was due to the increase in cash and cash equivalents of $3.2 million, a reduction in accounts receivable offset in part by an increase in certain short-term liabilities that were considered principally due to timing differences.  Other than capital lease obligations of $1.0 million, net of current portion, the Company does not have any short-term bank indebtedness and long-term debt outstanding.  As of June 30, 2003, the Company’s net book value was $31.9 million, as compared to $29.5 million, as of December 31, 2002.

Net cash from operating activities continued to improve from $1.8 million for the six months ended June 30, 2002 to $4.4 million for the six months ended June 30, 2003.  The increase in net cash from operating activities was positively impacted by an increase in depreciation expense of $0.7 million, which was considered a non-cash activity, an improvement in accounts receivable collections of $0.8 million and an additional income tax payment of $0.8 million that was made during the six months ended June 30, 2002.  The additional income tax payment was considered principally due to timing differences.

The conference call will commence on Wednesday, July 23 at 4:30 p.m. EDT and you are invited to listen to Precis, Inc.’s Second Quarter 2003 Conference Call with Judith Henkels, Chairman, CEO, and President, and Dino Eliopoulos, Chief Financial Officer.  The telephone number for the conference call is 1-800-299-7089 (domestic), passcode #5937738 and 1-617-801-9714 (international) passcode #5937738, or listen to the Web cast at www.companyboardroom.com, www.streetevents.com, or www.precis-pcis.com.

If you are unable to participate, an audio digital replay of the call will be available from Wednesday, July 23rd at 7:00 p.m. EDT until Midnight EDT on Wednesday July 30th by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) using confirmation code #18028519.  A web archive will be available for 30 days at www.companyboardroom.com, www.streetevents.com, or www.precis-pcis.com.

PRECIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Product and service revenues	$10,963,994	$10,708,920	$21,726,303	$20,281,719
Operating expenses:
Cost of operations	3,407,147	2,680,398	6,571,932	5,149,499
Sales and marketing	4,069,180	4,366,808	8,283,434	8,175,977
General and administrative	1,495,075	1,365,978	3,091,886	2,782,935

Total operating expenses	8,971,402	8,413,814	17,947,252	16,108,411
Operating income	1,992,592	2,295,736	3,779,051	4,173,308

Other expenses:
Interest income and expense, net	44,927	16,476	73,908	17,429

Total other expenses	44,927	16,476	73,908	17,429

Earnings before income taxes	1,947,665	2,279,260	3,705,143	4,155,879
Provision for income taxes	681,285	839,669	1,252,003	1,496,486

Net earnings	1,266,380	1,439,591	2,453,140	2,659,393

Preferred stock dividend	—	—	—	14,137

Net earnings applicable to common shareholders	$1,266,380	$1,439,591	$2,453,140	$2,645,256

Earnings per common share
Basic	$0.11	$0.12	$0.21	$0.22

Diluted	$0.11	$0.12	$0.21	$0.22

Weighted average number of common shares outstanding:
Basic	11,861,365	11,794,297	11,849,927	11,772,277

Diluted	11,959,604	11,882,235	11,928,302	11,868,163

	For the Six Months Ended June 30,
	2003	2002
Cash flow information:
Net cash provided by operating activities	$4,386,880	$1,808,583
Net cash used in investing activities	$(438,093)	$(580,120)
Net cash used in financing activities	$(706,956)	$(539,625)

Balance Sheet Highlights	As of June 30, 2003	As of December 31, 2002

Cash and cash equivalents	$8,853,634	$5,611,803
Working capital	$7,136,817	$4,891,509
Fixed assets	$3,811,460	$3,913,382
Goodwill	$21,077,285	$21,077,285
Total assets	$38,843,792	$35,055,686
Capital lease obligation, net of current	$950,595	$1,259,228
Net book value	$31,936,467	$29,481,672

About Precis, Inc.

Precis is a national membership marketing company that provides membership programs to a variety of industries including: healthcare, retail, banking, consumer finance and member based associations. Its leading program, Care Entrée, is marketed as a membership based healthcare savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services. For more information on Precis, its subsidiaries Care Entrée, Foresight, Inc. or SmartCare Insurance Agency, LLC, visit www.precis-pcis.com, www.careentree.com, www.foresightclub.com, and www.smartcareinsurance.com, respectively.

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis, Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis, Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.

# # #